Exhibit 10.26

EMPLOYMENT AGREEMENT

AGREEMENT made as of November ___, 2010 (“Effective Date”), by and between Nurses Lounge, Inc., a Texas corporation (“Employer”), and Garret Armes (“Executive”).

WHEREAS, Employer, through its Board of Directors, considers the maintenance of a competent and experienced executive management team to be essential to the long-term success of Employer; and

WHEREAS, in this regard, Employer has determined that it is in Employer’s best interest that Executive serve as Vice President of Employer, pursuant to a written employment agreement; and

WHEREAS, Employer has agreed with Executive that this Agreement shall set forth the terms and conditions of Executive’s employment by Employer;

NOW, THEREFORE, in furtherance of the interests described above and in consideration of the respective covenants and agreements herein contained, the parties hereto agree as follows:

1.           Term of Employment

Employment of Executive pursuant to this Agreement shall be for a period commencing on the date hereof and continuing on an at-will basis and not a definite term, provided Employer shall provide Executive 30 days notice of any termination other than a termination for cause.

2.           Position and Duties

Executive shall serve as Vice President of Employer and shall report directly to the Employer’s Chief Executive Officer or the Board of Directors (the “Board”) or such other person as directed by the Chief Executive Officer.  Executive shall have duties, responsibilities and authority as reasonably assigned to Executive from time to time by Employer’s Board.  Executive shall devote his full business time and attention, and best efforts, abilities, experience, and talent to the performance of such duties and responsibilities for the business of the Employer and its affiliates.

                3.           Place of Performance

Executive shall be based at the principal executive offices of Employer, or such other location as Employer permits, except for required travel on business.

4.           Compensation

(a)           Salary.  Employer shall pay Executive an Annual Base Salary of $36,000.00, payable twice per month or otherwise in accordance with Employer’s applicable payroll policies, as may be modified from time to time.

(b)           Bonus.  Executive will be eligible to receive a discretionary bonus by meeting performance targets as may be established by the Board from time to time.  The amount of such bonus, if any, shall be determined in the sole discretion of the Board.

(c)           Equity Participation.  Executive shall receive stock options to purchase 2,000,000 shares of MedCAREERS GROUP, Inc. (“MCGI”) common stock.  The options shall have such terms and vest pursuant to that certain stock option agreement of evendate hereof.

(d)           Other Benefits.  In addition to the compensation provided for in subparagraphs (a) and (c) above, during the term of his employment under this Agreement, Executive shall be eligible:

 (1)           to participate in any and all employee benefit programs or stock programs of Employer, now or hereafter in effect and open to participation by qualifying employees of Employer generally, including but not limited to participation in any qualified pension, profit sharing or stock option plans;

(2)           to participate in any comprehensive group medical plan and/or other group plans provided by Employer, to the extent allowed by the terms of such plans, with the cost of such coverage for Executive and Executive’s family to be paid by Employer on the same basis as for other senior executives of Employer;

(3)           for reimbursement of all reasonable and necessary business expenses incurred by Executive in performing his duties hereunder, subject to Executive submitting appropriate vouchers in accordance with Employer’s policy; and

(4)           for three weeks fully paid vacation during each calendar year, in accordance with Employer’s vacation policies.

5.           Termination of Employment

(a)           Termination by Employer.  Notwithstanding any provision contained in this Agreement to the contrary, Employer shall be entitled to terminate this Agreement at any time upon thirty days notice or with no notice upon the occurrence of the following:

(1)           The death of Executive;

(2)           Executive: (A) habitually neglects or engages in misconduct in connection with his duties and responsibilities hereunder, (B) willfully and materially breaches his duties or obligations under this Agreement, including but not limited to his obligations in Paragraphs 7-10 of this Agreement, or (C) is convicted of a felony, or engages in any conduct which could injure the integrity, character or reputation of Employer or which impugns Executive’s own integrity, character or reputation so as to cause Executive to be unfit to act in the capacity of Vice President (collectively, termination for any reason set forth in this subparagraph (a)(3) shall be “For Cause”);

(3)           Executive gives notice to Employer, pursuant to Section 5(b) or otherwise, that Executive intends to terminate his employment under this Agreement; or

(4)           A sale of substantially all of the assets or a change of control in connection with a acquisition or fundamental transaction affecting MCGI or the Employer.

Except for a termination pursuant to Paragraphs 5(a)(1), (2), (3) or (4), which shall be effective immediately upon the occurrence thereof, any other termination shall be effective immediately upon Employer’s execution of thirty (30) days advance written notice to Executive (“Termination Date”).

(b)           Termination by Executive.  Notwithstanding any provision contained in this Agreement to the contrary, Executive shall be entitled to terminate this Agreement upon thirty (30) days advance written notice to the Employer.

6.           Compensation After Termination

Termination without Severance Pay.  In the event of a termination pursuant to Paragraphs 5(a)(1)-(4) or 5(b), Employer shall have no further obligation to Executive after the Termination Date, except as otherwise provided by law or by any separate agreements.  Employer shall continue to have all other rights available hereunder (including, without limitation, all rights under Paragraphs 7-11) at law or in equity.

7.           Covenant Not To Compete

(a)           Executive’s Acknowledgments.  Executive acknowledges that: (i) during the Term and thereafter, Employer is and will be engaged in the healthcare staffing and online community industry business (the “Business”); (ii) Executive is one of a limited number of persons who will be developing the Business of Employer; (iii) Executive has and will continue to occupy a position of trust and confidence with Employer during the Term, and has and will continue to be familiar with Employer’s trade secrets and with other proprietary and confidential information; (iv) the agreements and covenants contained in this Paragraph are essential to protect Employer and its goodwill and are a condition precedent to Employer entering into this Agreement; (v) Executive’s employment with Employer has special, unique and extraordinary value to Employer and Employer would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement; and (vi) the provisions of this Paragraph will not impair Executive’s ability to support himself.

(b)           Covenant Not to Compete.  Executive hereby agrees that for a period commencing on the Effective Date and ending twelve (12) months after the termination of Executive’s employment, as set forth in Paragraph 7(c), below, (the “Restrictive Period”), Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than Employer or an affiliate of Employer) that engages in or proposes to engage in the Business, or in any other field in which Employer had actively planned to become engaged prior to Executive’s termination from Employer.  Executive acknowledges that Employer is engaged in business worldwide; that Employer competes on a worldwide basis; and that this restrictive covenant is reasonable and necessary on a worldwide basis.  Nothing in this Section 8 shall be interpreted as limiting Executive’s ability to operate the Nurse’s Lounge magazine, as described in Section 2 above, during the term of Executive’s employment.

8.           Non-Solicitation of Employees

Other than in the performance of his duties hereunder, during the Restrictive Period, Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, employ or engage, recruit or solicit for employment or engagement, any person who was, is or becomes employed or engaged by Employer during the Restrictive Period, or otherwise seek to influence or alter any such person’s relationship with Employer.

9.           Confidential Information

Executive recognizes and acknowledges that Employer has developed and will develop, and may disclose to Executive, certain proprietary information relating to the Business and software to be used in connection therewith, which information gives Employer a competitive advantage over those in its field who do not have such information and for which it has taken reasonable efforts to maintain the secrecy thereof (“Confidential Information”).  Executive will not, during or after the Term, disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever other than on behalf of Employer in the ordinary course of its business, nor shall Executive make use of any such Confidential Information for his own purposes or for the benefit of any person, firm, corporation or other entity (except Employer) under any circumstances during or after the term of his employment.  As used herein, Confidential Information does not include any information that (a) was previously known to Executive free of any obligation of confidentiality; (b) is in the public domain or generally known at the time of disclosure or thereafter becomes part of the public domain or generally known through no fault of Executive; or (c) is required to be disclosed by law or regulation or judicial decree, provided, however, that Executive shall, to the extent practicable, give Employer prior written notice of any such disclosure and shall cooperate with Employer in obtaining a protective order or such similar protection as Employer may deem appropriate.  Executive acknowledges and agrees that all memoranda, books, papers, letters, formulae, software and other data, and all copies thereof in whatever form, that embody or contain Confidential Information, whether made by him or otherwise coming into his possession, are owned exclusively by Employer and on termination of his employment, or on demand of Employer, at any time, to deliver the same to Employer.

10.          Assignment of Inventions

If Executive individually or jointly made or conceived of any invention, technique, process, or other know-how, whether patentable or not, in the course of performing services for Employer (collectively “inventions”), Executive agrees to assign to Employer Executive’s entire right, title and interest in any such inventions.  Executive further agrees to promptly disclose any such inventions to Employer and will, upon request, promptly sign a specific assignment of title to Employer and assist in any way reasonably necessary to enable Employer to secure patent, trade secret or any other proprietary rights in the United States or foreign countries.  This Paragraph does not apply to any invention for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on Executive’s own time, unless: (1) the invention relates (a) to the business of Employer or (b) to Employer’s actual demonstratively anticipated research or development; or (2) the invention results from any work performed by Executive for Employer.

11.           Remedies for Enforcement of Restrictive Covenants

(a)           Blue-Pencil.     If any court of competent jurisdiction shall deem any provision in Paragraphs 7-10 (collectively, “Restrictive Covenants”) too restrictive, the other provisions of the Restrictive Covenants shall stand, and the court shall modify the Restrictive Covenants to the point of greatest restriction permissible by law.

(b)           Remedies.     Executive acknowledges and agrees that the Restrictive Covenants are reasonable and necessary for the protection of Employer’s business interests, that irreparable injury will result to Employer if Executive breaches any of the terms of said Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, Employer will have no adequate remedy at law.  Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, Employer shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible.  Nothing contained herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

(c)           Attorneys’ Fees.     If Employer commences litigation to enforce or protect its rights as set forth in Paragraphs 7-10, above, and prevails, Employer shall be entitled to recover reasonable attorneys’ fees, reasonable litigation expenses and court costs relating to such litigation, in addition to all other entitled relief, including but not limited to damages and injunctive relief.

12.           Executive Assistance

Both during and after Executive’s employment with Employer, Executive shall, upon reasonable notice, furnish Employer with such information as may be in Executive’s possession or control, and cooperate with Employer, as Employer may reasonably request (with due consideration to Executive’s business activities and obligations after the Term), in connection with any litigation, claim, or other dispute in which Employer or any of its affiliates is or may become a party.  Employer shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Paragraph.

13.           Arbitration

Except for disputes arising out of an alleged violation of the Restrictive Covenants set forth in Paragraphs 7-11, any controversy or claim arising out of or relating to any provision of this Agreement or any other document or agreement referred to herein (including, but not limited to any stock option plan) shall be resolved by arbitration.  The arbitration process shall be instigated by either party giving written notice to the other of the desire for arbitration and the factual allegations underlying the basis for the dispute.  The arbitration shall be conducted by such alternative dispute resolution service as is agreed to by the parties, or, failing such agreement within thirty (30) days after such dispute arises, by arbitrators selected as described below in accordance with the rules and procedures established by the American Arbitration Association.  Only a person who is a practicing lawyer admitted to a state bar may serve as an arbitrator.  Each party shall select one arbitrator, and those arbitrators shall choose a third arbitrator; these arbitrators shall constitute the panel.  The American Arbitration Association rules for employment arbitration shall control any discovery conducted in connection with the arbitration.  The expenses of arbitration (other than attorneys’ fees) shall be shared as determined by arbitration.  Each side to the claim or controversy shall pay their own attorneys’ fees.  Any result reached by the panel shall be binding on all parties to the arbitration, and no appeal may be taken.  It is agreed that any party to any award rendered in such arbitration proceeding may seek a judgment upon the award and that judgment may be entered thereon by any court having jurisdiction.  The arbitration shall be conducted in Dallas County, Texas.

14.           Successors and Assigns; Assumption by Successors

This Agreement may not be assigned by any party hereto; provided that Employer may assign this Agreement:  (a) to an affiliate so long as such affiliate assumes Employer’s obligations hereunder and no such assignment shall discharge Employer of its obligations herein, or (b) in connection with a corporate transaction, to the surviving corporation or purchaser as the case may be, so long as such entity assumes Employer’s obligations hereunder.

15.           Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in the case of Employer, to the appropriate addresses and facsimile numbers set forth below, and, in the case of Executive, to the last address of Executive maintained on the Employer’s business records:

If to Employer:	To:	Headquarters Address
As publicly listed
Attention: CEO

With Copy to:		David M. Loev, Esq.
The Loev Law Firm, PC
6300 West Loop South
Suite 280
Bellaire, Texas 77401

Either party may, by providing notice in the manner described above, waive all or any part of any advance notice requirement that it may be entitled to hereunder.

16.           Invalidity/Waiver of Breach

The invalidity or unenforceability of any provision or application of this Agreement shall not affect the validity or enforceability of any other provisions or applications, which shall remain in full force and effect.  Waiver by any party of a breach of any provision or application of this Agreement shall not operate as or be construed as a waiver by such party of any subsequent breach hereof.

17.           Entire Agreement; Written Modification

This Agreement contains the entire agreement between the parties concerning the employment of Executive by Employer.  No modification, amendment or waiver of any provision hereof shall be effective unless in writing specifically referring hereto and signed by the party against whom such provision as modified or amended or such waiver is sought to be enforced.

18.           Governing Law

This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of Texas, without regard to its conflict of law provisions.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Employment Agreement as of the day and year first above written.

Nurses Lounge, Inc.

		By:	/s/ Timothy Armes
		Name:	Timothy Armes
		Title:	President

Acknowledged by:		EXECUTIVE

MedCAREERS GROUP, INC.
/s/ Garret Armes
Garret Armes
By:	_____________________
	CEO	758 E Bethel School Rd
Address

		Coppell, TX		75019
		City, State		Zip